Exhibit (d)(28)

NORTHERN FUNDS

AMENDMENT NO. 2 TO SUB-ADVISORY AGREEMENT

ACTIVE M INTERNATIONAL EQUITY FUND

This Amendment No. 2 dated as of March 1, 2017 is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Causeway Capital Management LLC (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement (the “Agreement”) dated as of June 10, 2016, as amended, pursuant to which Northern Funds (the “Trust”) has appointed the Sub-Adviser to act as a sub-adviser to the Trust for the Active M International Equity Fund (formerly known as Multi-Manager International Equity Fund); and

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board of Trustees of the Trust, including a majority of disinterested Trustees, has approved this Amendment No. 2 at an in person meeting on February 16, 2017;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1. Effective March 1, 2017, Section 2(d) of Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities Exchange Commission.]

2. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No.2 to the Agreement as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Title:	Nina B. Staley, Sr. Vice President

CAUSEWAY CAPITAL MANAGEMENT LLC

By:	/s/ Gracie V. Fermelia
Title:	Gracie V. Fermelia, Chief Operating Officer